Exhibit 10.12

July 23, 2021

Dear Paul,

We are thrilled to invite you to join Hagerty as our President of Media & Senior Vice President of Corporate Development and value your contributions to Hagerty’s success. For your convenience, we have summarized the details of your offer. Hagerty will provide base compensation that will be based on your effective start date. The following summary outlines the compensation arrangement for the subsequent years and is subject to the company performance and terms of the incentive plans.

Compensation Exhibit – 2021

Compensation Description	Pro-Rated for 2021*
Base Salary Compensation	$243,750
Signing Bonus	$200,000
Annual Incentive Plan (75%) at Target Performance (paid 03.15.2022)	$182,812
Automobile Allowance	$6,666
Total Target Cash Compensation	$633,228

*assumes 08.15.2021

Compensation Exhibit – 2022

Compensation Description	Annual Amount
Base Salary Compensation	$650,000
2022 Annual Incentive Plan (75%) at Target Performance (paid in March 2023)	$487,500
2022 Executive Incentive Bonus (paid in March of 2023)	$650,000
Automobile Allowance	$20,000
Total Target Cash Compensation	$1,807,500

Compensation Exhibit – 2023

Compensation Description	Annual Amount
Base Salary Compensation	$650,000
2023 Annual Incentive Plan (75%) at Target Performance (paid in March 2024)	$487,500
2023 Executive Incentive Bonus (paid in March of 2024)	$650,000
Automobile Allowance	$20,000
Total Target Cash Compensation	$1,807,500

Incentive Programs:

Based on your role within the company, you are eligible for the Annual Incentive Plan. The Annual Incentive Plan is a company-wide program that is based on the achievement of annual corporate company goals. The targeted incentive amount noted in the table above is 75% of your earnings. In order to participate in this program, you must be employed by Hagerty on the date of the payment. In addition, you are eligible to earn incentive through Hagerty’s long term incentive plan. The long-term incentive is based on a three-year payment cycle and the opportunity is 125% of your earnings. Each year begins a new three-year tranche of payments. The specific provisions of each plan are described in “summary plan documents” that will be shared with you upon hire.      As the long-term incentive plan will vest over a three-year period of time, we are offering an executive incentive bonus to maintain your cash earnings while it is vesting initially vesting. The intent is to keep your annual compensation package whole and commensurate with leadership responsibilities.

Long Term Incentive Plan Exhibit

	Plan Year	Base Salary	LTIP Target	Performance	Earned for 2022-2024 Plan
2022 - 2024 Plan (paid in 2025)	2022	$650,000	125%	100%	$270,833
	2023	$650,000	125%	100%	$270,833
	2024	$650,000	125%	100%	$270,833
					$812,500

Compensation Exhibit – 2024

Compensation Description	Annual Amount
Base Salary Compensation	$650,000
2024 Annual Incentive Plan (75%) at Target Performance (paid in March 2025)	$487,500
2022 – 2024 Long Term Incentive (125%) (paid in March of 2025)	$812,500
Automobile Allowance	$20,000
Total Target Cash Compensation	$1,970,000

Future Equity Eligibility:

Should Hagerty financial strategy result in equity grants for key leaders, your role will be eligible for participation in a similar manner as other senior executives as a portion of your long-term incentive which provides additional earning upside based on company performance. I will need to confirm the design of this issue to align with other related to RSU, PSU, and standard vesting schedule.

Automobile Allowance:

An annual automobile allowance will be established as a part of your compensation package. The annual amount of $20,000 will be paid monthly.

Health Insurance:

All full-time regular employees will be enrolled in a medical/pharmaceutical/vision insurance plan administered by Priority Health / Cigna. Whether you choose employee-only coverage, or you wish to add your spouse or dependents, the cost is shared by you and the company. Your share of the premium will be deducted pre-tax, from your paycheck. Full-time regular employees are eligible for this benefit on the first day of the month following 30 days of employment.

•	$65.00 per month for employee only ($32.50 per paycheck)
•	$320.00 per month for employee + one person ($160.00 per paycheck)
•	$390.00 per month for employee + family ($195.00 per paycheck)

401(k) and Retirement:

A Principal Retirement 401(k) plan has been established to help our long-term employees meet their retirement savings goals. Hagerty provides a 100% match to each employee’s contribution, up to the employee’s contribution of 4% of his or her income. Full-time regular employees are eligible for this benefit on the first of the month following 30 days of employment. The vesting of the Hagerty contribution is immediate.

Dental Insurance:

Delta Dental Insurance is offered to all full-time regular employees; the premium will be deducted from your paycheck. Full-time employees are eligible for this benefit on the first of the month following 30 days of employment.

•	$4.00 per month for employee ($2.00 per paycheck)
•	$26.00 per month to add spouse ($13.00 per paycheck)
•	$35.40 per month to add one child ($17.70 per paycheck)
•	$77.96 per month to add family coverage ($38.98 per paycheck)

Short-Term Disability:

Hagerty provides Prudential Short-Term Disability Insurance plans to all full-time regular employees. Employees must be employed for six months to become eligible for the short-term disability.

Long Term Disability:

Hagerty provides Unum Long Term Disability to executives. This is an individual executive policy that will be coordinated for you with your role and is in addition to the employee standard coverage. Specific details of the policy depend on the desired coverage and your annual base compensation.

Life Insurance:

Hagerty provides an executive group variable universal life (GVUL) insurance policy equal to one million for all Senior Vice President and C-Suite roles. The employee will designate the beneficiary of the policy.

Wellness Program:

Hagerty will reimburse up to $250 per year toward selected Wellness Programs outside our company walls. While this was designed with gym memberships in mind, we have now expanded the coverage to include programs such as smoking cessation and other wellness programs.

Paid Time Off:

•	Four weeks paid time off
•	Nine paid holidays

The benefits outlined in this letter are governed by plan documents that will be made available to you during your employment. All benefits are subject to change by Hagerty at any time.

The start date will be after August 15, 2021. We know that you will be a meaningful member of our leadership team!

Respectfully,

/s/ Collette Champagne

Collette Champagne (Jul 23, 2021 17:08 EDT)

Collette (Coco) Champagne

Chief Operating Officer

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by THE HAGERTY GROUP, LLC, a Delaware limited liability company (“Company”), and Paul E. Rehrig (“Executive”). Executive and the Company are also individually referred to herein as a “Party” and collectively as the “Parties.” As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company.

1.             Effective Date and Term. This Agreement will take effect on August 16, 2021 (“Effective Date”) and will remain in effect during the Employment (as defined in Section 2) (the “Term”) and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Employment. The first 2 years of the Term (the “Initial Term”) is the period beginning on August 16, 2021 and ending on August 16, 2023.

2.             Employment. Executive will serve as the Company’s President of Media and Senior Vice President of Corporate Development or such similar executive position with the Company or an Affiliate as may be assigned by the Company.(the “Employment”). Executive will perform duties consistent with this position as assigned to Executive from time to time by the Company’s Chief Executive Officer and will comply with all Company policies. The Employment will be full time and Executive’s entire business time and efforts will be devoted to the Employment, except that Executive may oversee passive investments and may serve on boards of directors of non-profit organizations, and may serve on boards of directors of for-profit organizations, that are not competitive with the Company or an Affiliate, provided that such activities do not impair Executive’s full-time services under this Agreement or constitute a conflict of interest.

3.             Compensation. Executive will be compensated during the Employment as follows, subject to required tax deductions and withholdings:

(a)            Salary. Executive’s salary will be $650,000 per year (or a prorated weekly amount for any partial year), subject to payroll deductions as legally required and/or authorized by Executive, and will be payable in accordance with the Company’s normal payroll practices. The Company may review Executive’s salary annually in accordance with the Company’s normal procedures and may increase (but not decrease) Executive’s salary to reflect the Company’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in Executive’s duties and responsibilities.

(b)           Bonus Payments. Executive will receive an annual bonus payment equal to the greater of 100% of Executive’s annual salary or $650,000 (or a prorated weekly amount for any partial year), payable on or before March 15 of 2023 and 2024. In the event Executive is no longer employed by the Company on the payment date, Executive will be entitled to a prorated weekly amount of the annual bonus payment.

(c)           Annual Incentive Plan. Beginning with the 2021 plan year, Executive will participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment for each calendar year will be at least 75% of Executive’s salary, with any payments under the plan to be determined under the terms of the plan based on attainment of Company and individual goals as provided in the plan, and subject to Executive’s continued Employment with the Company.

(d)           Long-Term Incentive Plan. Executive will participate in the Company’s Amended and Restated Hagerty Long-Term Incentive Plan or any successor Company long-term bonus plan (“Long-Term Incentive Plan”) in accordance with the terms of the plan and performance measures applicable to all participants. Executive will participate in the Long-Term Incentive Plan fully for incentive periods beginning on or after January 1, 2022. The Company will continue a Long-Term Incentive Plan under which Executive’s target incentive payment for each incentive period established under the plan will be at least 125% of Executive’s salary, with any payments under the plan to be determined under the terms of the plan based on attainment of Company goals as provided in the plan.

(e)           Future Equity Eligibility. Should Hagerty financial strategy result in equity grants for key leaders, Executive will be eligible for participation in a similar manner as other senior executives.

(f)           Paid Time Off. Executive will be entitled to a minimum of 4 weeks of paid time off per year, in addition to Company holidays, to be administered in accordance with Company policy, which is subject to change from time to time in the Company’s discretion. Paid time off will be taken at such times as are consistent with the reasonable business needs of the Company.

(g)           Benefits. Executive will be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group and in any other Company benefit programs and policies applicable under Company policy to senior executives, including medical/pharmaceutical/vision insurance, short-term and long-term disability insurance, life insurance, dental insurance, wellness program, and retirement plan. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs and policies are subject to change from time to time in the Company’s discretion.

(h)           Car Allowance. Executive will receive an annual car allowance of $20,000 per calendar year, to be paid monthly during the year, less required deductions and withholdings.

(i)             Business Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or are authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive submits such documentation, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.

(j)             Signing Bonus. Executive will receive a one-time bonus payment of $200,000, payable within 30 days of the Effective Date of this Agreement. In the event Executive’s Emloyment is terminated within 12 months of the Effective date of this Agreement by the Company for Cause (as defined in Section 4(c) herein) or by Executive for any reason other than Good Reason (as defined in Section 5(b) herein), Executive will be required to repay the signing bonus within 30 days of the termination date.

4.             Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage (subject to the terms of applicable insurance policies and benefit plans) from the Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 4, except those payments specifically identified in Section 6.

(a)            Death. The Employment will terminate automatically upon Executive’s death.

(b)           Disability. If Executive is unable to perform Executive’s duties under this Agreement, with or without reasonable accommodation, due to physical or mental disability for a continuous period of 180 days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy, the Company may terminate the Employment under this Section 4(b). If the Company terminates the Employment as the result of Executive’s inability to perform Executive’s duties for less than 180 days due to a disability, the termination of Employment will be deemed to be pursuant to Section 5(a) below.

(c)           Termination by Company for Cause. The Company may terminate the Employment for “Cause,” defined as Executive’s: (i) breach of any provision of Sections 8, 9 or 10 of this Agreement; (ii) continued failure to perform or continued poor performance of duties after warning and reasonable opportunity to meet reasonable required performance standards; (iii) gross negligence causing or placing the Company at risk of significant damage or harm; (iv) misappropriation of or intentional damage to Company property; (v) material fraud or dishonesty; (vi) conviction of a felony; or (vii) intentional act or omission that Executive knows or should know is significantly detrimental to the interests of the Company.

If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Company may recharacterize Executive’s termination as having been for Cause.

(d)           Discretionary Termination by Executive. Executive may terminate the Employment at will with at least 30 days’ advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the 30 day notice period.

5.             Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage (subject to the terms of applicable insurance policies and benefit plans) from the Company or any Affiliate after termination of Executive’s Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.

(a)           Discretionary Termination by Company. The Company may terminate the Employment at will, but if the Company does so other than as provided in Section 4 above, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive’s Employment by the Company under Section 4(c) that is determined in a proceeding under Section 14 not to be for Cause will be considered to have been a termination under this Section 5(a).

(b)           Termination by Executive for Good Reason. Executive may terminate the Employment for “Good Reason” if (a) the Company materially breaches the Company’s obligations to Executive under this Agreement; (b) the Company relocates Executive to a facility or location more than 30 miles from Boulder, Colorado; or (c) the Company materially diminishes Executive’s authority, duties or responsibilities or materially changes Executive’s reporting structure or job description. Executive may not resign for Good Reason unless (i) Executive notifies the Company’s Chief Executive Officer in writing, within 30 days after Executive becomes aware of or should have become aware of the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why, (ii) the Company fails, within 30 days after the notification, to take all reasonable steps to cure the breach, and (iii) Executive resigns by written notice within 30 days after expiration of the 30 day period under Section 5(b)(ii). If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 7.

6.             Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage (subject to the terms of applicable insurance policies and benefit plans) from the Company or any Affiliate after termination of the Executive’s Employment, except (a) unpaid salary installments through the end of the week in which the Employment terminates, (b) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, and (c) if the termination of Employment is pursuant to Section 5, Severance Pay to which Executive is entitled under Section 7.

7.             Severance Pay. The Company will pay Executive the payments provided in and subject to this Section 7 (“Severance Pay”) upon Executive’s “separation from service,” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated during the Term as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.

(a)           Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of: (i) the continuation of Executive’s then current base salary for the greater of 12 months or the time remaining in the Initial Term. No Severance Pay will be paid, however, until the Company’s first regular pay date that occurs on or after 60 days after the date of Executive’s separation from service. Any salary continuation payments to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company’s first regular pay date on or after 60 days after separation from service provided Executive has signed the release provided for in Section 7(b)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7 on the Company’s normal pay dates. Payments will be less required deductions and withholdings. If Executive dies before the end of the Severance Pay period, any unpaid Severance Pay will be forfeited.

(b)           Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of the Employment; (ii) Executive must sign a Company-prepared release of claims by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive’s Employment is terminated and Executive is given the release document) waiving and releasing any and all claims or rights that Executive might otherwise have against the Company, any Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, provided that the release will not waive Executive’s right to any payments due under this Section 7 or Section 6, nor will the release waive any right of Executive to liability insurance coverage under any directors’ and officers’ liability insurance policy or any indemnification rights that Executive may otherwise have; (iii) Executive must resign upon written request by the Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors where Executive represents the Company or any Affiliate; and (iv) Executive must, upon request by the Company, provide the Company, for a period of 90 days after termination, with consulting services (limited to no more than 8 hours per week) regarding matters within the scope of Executive’s former duties. Executive will only be required to provide those services by telephone or e-mail at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.

(c)           Disability Benefits Offset to Severance Pay. Any Severance Pay provided under Section 7(a) will be reduced on a dollar-for-dollar basis by any payments that Executive receives pursuant to the Company’s bona fide group long-term disability insurance policy and/or workers’ compensation insurance policy.

8.             Loyalty and Confidentiality; Certain Property and Information.

(a)           Loyalty and Confidentiality. Executive will be loyal to the Company during the Employment and will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate, except as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate or as may be compelled pursuant to court order or subpoena. Executive will also keep the terms of this Agreement confidential. Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.

(b)           Certain Property and Information. Upon termination of the Employment, Executive will deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, computers, mobile and smart phones, business notes, business plans, documents, keys, credit cards and other Company- provided equipment. All Company property will be returned promptly and in good condition except for normal wear.

9.             Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s employment with the Company terminates.

Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the term of Executive’s employment by the Company or any Affiliate.

Executive agrees not to disclose to the Company or use, or induce the Company to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. Executive also represents that all property, proprietary information, trade secret and confidential business information belonging to any prior employer has been returned. During the performance of his duties with the Company, the Company will not request or expect that Executive will disclose confidential or proprietary information acquired during prior employment. The Company further agrees that in the event Executive must decline to make such a disclosure to the Company, declining to make the disclosure will have no adverse consequence to Executive’s employment with the Company.

10.           Non-Competition; Non-Solicitation. During the Employment and for 12 months after the date of termination of Executive’s Employment (24 months if Executive leaves the Employment without Good Reason or the Company terminates Executive for Cause), Executive will not:

(a)           directly or indirectly engage in a Competitive Business; or

(b)           be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business; or

(c)           solicit or suggest, or provide assistance to anyone else in seeking to solicit or suggest, that any customer, vendor, employee, or other person or organization having or contemplating a relationship with the Company or any Affiliate terminate, reduce, or not initiate their relationship or contemplated relationship with the Company or such Affiliate, or enter into any similar relationship with anyone else instead of the Company or the Affiliate.

“Competitive Business” means (a) vehicle, boat and collectible insurance business and ancillary businesses relating to the preservation, safety and enjoyment of vehicles, boats and collectibles and (b) any other business in the automotive space in which the Company and its Affiliates are actively engaged or actively seeking to become engaged during Executive’s employment with the Company. This Section 10 does not prohibit Executive from owning not more than two percent (2%) of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 10. Executive represents and warrants that neither the Employment nor the performance of his obligations for the Company will conflict with or violate any other contract or obligations, legal or otherwise, which Executive may have.

11.           Equitable Remedies. Executive agrees that any breach of Sections 8, 9 or 10 of this Agreement will cause irreparable damage to the Company, that such damage will be difficult to quantify and that money damages alone will not be adequate. Accordingly, Executive agrees that the Company, in addition to any other legal rights or remedies available to the Company on account of a breach or threatened breach of this Agreement, shall have the right to obtain an injunction, specific performance or other equitable relief to prevent any actual or threatened breach, and Executive waives the defense in any equitable proceeding that there is an adequate remedy at law for such breach. The time periods for the covenants in Sections 8, 9 and 10 above shall be extended by the same period that a court finds Executive is in violation of any such covenant.

12.           Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Chief Executive Officer and is agreed to in a written document signed by Executive and the Chief Executive Officer. No waiver by either Party at any time of any breach or nonperformance of this Agreement by the other Party will be deemed a waiver of any prior or subsequent breach or nonperformance.

13.           Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement, have been made by the Company that are not set forth or referenced expressly in this Agreement, and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement.

14.           Dispute Resolution.

(a)           Arbitration. The Company and Executive agree that, except as provided in Section 14(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Employment Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.

(b)           Section 14(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9 or 10 of this Agreement.

15.           Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for benefits as allowed by the Company’s benefit programs. This Agreement may be assigned by the Company to any Affiliate or successor in interest to the Company.

16.           Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile or email transmission or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Paul E. Rehrig

[Pending new mailing address]

If to the Company:

The Hagerty Group, LLC
141 River’s Edge Dr.

Suite 200

Traverse City, Michigan 49684

Attention: General Counsel

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

17.           Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law, without regard of choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.

18.           Counterparts. This Agreement may be signed in original or by electronic counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.

19.           Section 409A. The parties to this Agreement intend that the Agreement be exempt from Section 409A of the Code to the fullest extent possible as providing for short-term deferrals and involuntary separation pay, and that to the extent this Agreement is not exempt from Section 409A it is intended to comply with Section 409A, where applicable, and this Agreement will be operated and interpreted in a manner consistent with those intentions.

[POSITION DESCRIPTION FOLLOWS]

Position Summary

Reporting to the CEO, this individual will be a key member of our executive leadership team and will be responsible for working cross functionally across the entire organization to develop our media offering, event operations, and partnership strategy.     The leader will be responsible for setting the vision of what Hagerty Media can grow to be and have abilities to build and execute the roadmap to realize that vision. This role requires an experienced media executive with a growth mindset and deep digital skillset in creating media platforms, including publishing expertise, as well as demonstrated experience in developing partnership programs across a member-based business.     Additionally the leader will play a key role in leading the media and operations aspects of customer and brand partnership experiences and strategic planning around events, and work with the CEO on corporate and commercial business development.

Responsibilities:

•	Collaborate with executive leadership to develop an aligned vision, strategy, and roadmap for Hagerty Media, Events, and Partnerships.

•	Corporate development and business development for strategic growth in events, media, and digital businesses including

o	M&A

▪	In partnership with the CFO and other executives, source and lead deal flow, analysis, and negotiation of potential strategic investments and acquisitions related to the Media and Event business.

o	Corporate partnerships and commercial business development

▪	Establish and grow revenue generating and marketing partnerships in for Hagerty Media, Events, entertainment licensing, and sponsorships.

•	Responsible for all aspects of Hagerty Media strategy, team development, budget, and its day-to-day activity including

o	Media Budget

▪	Audit existing media expenses and revenues, develop deep dive presentation for executive team

▪	Develop and manage Hagerty Media’s content production and talent expense, revenue goals and performance.

o	Media production

▪	Manage the Hagerty media production and editorial teams.

▪	Editorial responsibility for all Hagerty media content across all formats (Magazine, video, photography, written, podcasts, etc.).

▪	Partner with Editorial to drive traffic and site metrics, strategy, and execution, as well as determine best course of action on increasing content generation. Work with Hagerty data and analytics teams to establish content and audience performance metrics and KPIs.

▪	Supervise all content production activity and talent relationships.

▪	Collaborate with Member Products and Services teams on Unified General Content (UGC) strategy, integration of UGC with Hagerty premium content.

▪	Establish a strategy for media content development tied to Hagerty events.

o	Media distribution

▪	Oversee the Vice President of Media Operations and that team’s objectives, plans and programs including publishing and content strategy, syndication, as well as platform and channel performance (including social media).

▪	Design and work closely with Membership team to develop content windowing strategy, paywall/registration wall strategy, 1st party publishing activity, and 3rd party syndication activity.

▪	Be a key stakeholder and collaborator on Hagerty Media product strategy and roadmaps (website, mobile apps, connected TV apps).

o	Media commercial monetization

▪	Define and implement a monetization approach that is consistent with the overall Brand strategy and membership objectives including leveraging Automotive Intelligence.

▪	Develop Hagerty’s approach to native or sponsored content advertising sales.

▪	Oversee print and digital advertising sales including supporting media kit and sales collateral and pitch decks.

▪	Build and manage the advertising sales team including outside resources such as magazine rep companies, establishing sales targets and managing performance.

▪	Grow and oversee a comprehensive partner strategy that delivers on member value and audience growth, enhancing the existing HDC partner agreements and extending categories to include automotive, lifestyle and media partners.

▪	Lead business development and negotiation of commercial agreements with syndication and marketing partnerships (e.g. YouTube, Facebook, Roku, etc.).

▪	Develop and implement an OEM strategy that aligns with enterprise and membership objectives.

▪	Partner with the Editorial team to create integrated cross platform content packages that can be monetized to win new advertisers.

▪	Manage and build high profile relationships within with partner organizations and clubs including automotive, media, and lifestyle partners.

o	Media marketing

▪	Lead Hagerty Media’s audience development, SEO, paid search, social, advertising, and other forms of content marketing.

▪	Align with the Marketing team to develop and execute marketing support for the digital properties, partner programs, and activations.

Skills & Experience:

•	A strong leader with proven track record of building a media business across platforms including video, social, print and forums.

•	Demonstrated success in building value added partnerships between brands and companies for mutual success and to build long term relationships

•	Expertise in monetizing media & content and valuable assets relevant to our brand

•	A forward thinking, product mindset leader who understands the reality of execution

•	Data and insights driven with a strong ability to make decision recommendations and gain support from multiple stakeholders.

•	Demonstrated best in class approach as it pertains to publishing and media expertise and relationships

•	Proven ability to work cross functionally, act entrepreneurially, and gain consensus and support across an organization.

•	Outstanding relationship, influencing, executive presence and negotiation skills.

•	Excellent written and verbal communication skills.

•	Goal oriented with a strong ability to prioritize and lead teams to success

•	Demonstrated initiative and drive with a passion for building new businesses.

[SIGNATURE PAGE FOLLOWS]

The parties have signed this Employment Agreement as of the Effective Date in Section 1.

THE HAGERTY GROUP, LLC

Collette Champagne (Jul 23, 2021 17:08 EDT)

By:	Collette C. Champagne

Its:	Chief Operating Officer

EXECUTIVE

Paul Rehrig (Jul 23, 2021 15:01 MDT)
Paul E. Rehrig